                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           PRECISION SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         [LETTERHEAD] PRECISION SYSTEMS



Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Precision Systems, Inc. (the "Company") to be held at The Summit Conference Center, ICOT Center, 13575 58th Street North, Clearwater, Florida 34620, on May 16, 1997, at 2 p.m. Eastern Time.

         Matters to be considered and acted upon at the Annual Meeting include:
(i) the election of directors; (ii) such other matters as may properly come before the Annual Meeting.

         Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the enclosed Proxy Statement. We encourage you to review this material carefully; then sign, date, and return the proxy card in the enclosed self-addressed envelope.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.

         We appreciate your cooperation and hope to see you at the Annual
Meeting.

                                             Sincerely,


                                             /s/ Steven H. Grant


                                             STEVEN H. GRANT
                                             Secretary

                            PRECISION SYSTEMS, INC.
                             11800 30TH COURT NORTH
                       ST. PETERSBURG, FLORIDA 33716-1846

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 1997



To Stockholders of Precision Systems, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Precision Systems, Inc. (the "Company") will be held at The Summit Conference Center, ICOT Center, 13575 58th Street North, Clearwater, Florida 34620, on May 16, 1997, at 2 p.m. Eastern Time for the following purposes:

         1. To elect six directors of the Company to hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected

         2. To act upon, as determined in the best judgment of Willem Huisman and Steven H. Grant, who will serve as the proxy agents, such other matters as may properly come before the Annual Meeting

         The close of business on March 28, 1997, has been fixed as the record date for the meeting. All stockholders of record at that date are entitled to vote at the meeting. A list of stockholders of record as of the record date will be available for examination by stockholders prior to the Annual Meeting at the offices of the Company, 11800 30th Court North, St. Petersburg, Florida 33716.


                                        By the Order of the Board of Directors,


                                        /s/ Steven H. Grant


                                        Steven H. Grant
                                        Secretary

St. Petersburg, Florida
April 15, 1997

         ALL HOLDERS OF COMMON STOCK ARE URGED TO FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU SHOULD BE PRESENT AT THE MEETING AND DESIRE TO VOTE IN PERSON OR FOR ANY REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

         PLEASE SIGN YOUR PROXY CARD AS YOUR NAME APPEARS ON THE PROXY CARD.

                            PRECISION SYSTEMS, INC.
                             11800 30TH COURT NORTH
                       ST. PETERSBURG, FLORIDA 33716-1846

                                PROXY STATEMENT

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1997

                SOLICITATION OF PROXY, REVOCABILITY, AND VOTING

GENERAL

         This Proxy Statement is being furnished to holders of Common Stock and is solicited on behalf of the Board of Directors of Precision Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 16, 1997 and at any adjournments or postponements thereof. Only stockholders of record on March 28, 1997, will be entitled to vote at that meeting. On March 21, 1997, the Company had 17,537,634 shares of Common Stock issued and outstanding.

         The Company's principal executive offices are located at 11800 30th Court North, St. Petersburg, Florida 33716. The approximate date on which the Proxy Statement, the Notice of Annual Meeting of Stockholders, and the accompanying proxy are first being sent to stockholders is April 15, 1997.

         Representatives from the Company's independent accountants, Deloitte & Touche LLP, will be present at the meeting and will be available to respond to appropriate questions and make statements as they may desire.

         In September, 1996, the Board of Directors voted to change the Company's fiscal year from a year ending August 31 to a calendar year. As a result, all references in this Proxy Statement to the year 1996 ("fiscal 1996") or the fiscal year refer to the year ended August 31, 1996 and the four-month transition period from September 1, 1996 to December 31, 1996 (the "transition period").

VOTING

         The Company's amended Certificate of Incorporation provides that the holders of both classes of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. During July 1996, RMS Limited Partnership, the sole owner of the Company's Class B Common Stock, elected to convert all of its Class B Common Stock into an equal number of shares of the Company's Class A Common Stock in accordance with the provisions of the Company's Certificate of Incorporation. The Class B Common Stock converted was retired and is not subject to reissue. As a consequence of the conversion, all of the Company's Common Stock outstanding or eligible to be issued under the Company's restated Certificate of Incorporation now votes as a single class on a one vote per share basis on all matters submitted to shareholders.

         All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted in favor of each of the proposals listed on the Proxy. The Board does not know of any other matters that are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

         Each share of Common Stock entitles its holder to one vote on the matters to be considered by stockholders at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding voting shares on the record date is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and have the same legal effect as a vote against a particular proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. If sufficient votes in favor of the proposals presented to the stockholders are not received by the date of the Annual Meeting, the person(s) named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of any such adjournment.

REVOCABILITY OF PROXIES

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person.

SOLICITATION

         Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or otherwise, by directors, officers and other employees of the Company. Such directors, officers and other employees will not be additionally compensated; however, they may be reimbursed for out-of-pocket expenses in connection with such solicitation.

      INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

         The Board of Directors of the Company held 10 meetings during fiscal 1996 and 4 meetings during the four months ended December 31, 1996. In addition, the Board of Directors acted by unanimous written consent on 3 occasions. The Board of Directors has two committees -- the Audit and Finance Committee and the Compensation and Benefits Committee.

         During the fiscal year ended August 31, 1996 and the transition period, all directors attended at least 75 percent of the meetings of the Board of Directors and all committees of the Board of Directors of which they were members.

AUDIT COMMITTEE

         The Audit Committee, which currently consists of Bert Kolde (serving as Chairman of the Committee) and Ian M. Dalziel is empowered to recommend to the Board of Directors independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board on auditing matters; examine and make recommendations to the Board concerning the scope of audits; review and approve the terms of transactions between the Company and related party entities; and review such other matters as may be properly delegated to it by the Board of Directors. During the fiscal year ended August 31, 1996 the Audit Committee met one time and during the transition period, the Audit Committee met two times.

COMPENSATION AND BENEFITS COMMITTEE

         The Compensation and Benefits Committee, which currently consists of Kwang-I Yu (serving as Chairman of the Committee), Hector Alcalde, and Ian M. Dalziel, is empowered to make recommendations to the Board of Directors with respect to executive salaries and bonuses and administers the Company's Employee Stock Option and Restricted Stock Plan (the "Employee Plan"). During the fiscal year ended August 31, 1996 the Compensation and Benefits Committee met 10 times and during the transition period the Compensation and Benefits Committee met 5 times.

COMPENSATION OF DIRECTORS

         The Company pays an annual fee of $10,000 ($2,500 per quarter) to each director not employed as an officer of the Company. It also pays each director not employed as an officer of the Company $1,000 for each meeting of the Board of Directors which he or she attends in person or $500 for each telephonic meeting, plus reimbursement for all reasonable expenses incurred by such director in connection with his or her attendance at any meeting of the Board of Directors. Furthermore, the Company pays each member of a committee of the Board of Directors not employed by the Company as an officer $1,000 for each meeting of a committee of the Board of Directors which he or she attends in person, or $500 for each telephonic meeting, plus reimbursement for any expenses incurred in connection with his or her attendance at any committee meeting.

         The outside directors of the Company also participate in the Stock Option Plan for Outside Directors (the "Plan"). Under the Plan, options to purchase up to 500,000 shares of Common Stock may be granted to directors who are not employees of the Company. The Plan provides that each director who is not a full-time employee of the Company shall automatically be granted an Initial Option to purchase 25,000 shares of Common Stock on the day the director is first elected to the Board. In addition, 25,000 Tenure Options (as defined in the Plan) are automatically granted, in addition to the Initial Option, on the date of each Director's first anniversary of his or her initial election to the Board of Directors. The Chairman of the Board, provided he or she is not also an employee, shall automatically be granted, in addition to the Initial Option and the Tenure Option, an option to purchase 50,000 shares of Common Stock of the Company (the "COB Option"). The exercise price for options issued under the Plan is to be equal to the fair market value of Common Stock on the date prior to the date of grant.

         During the fiscal year ended August 31, 1996, Hector Alcalde, and Kwang-I Yu were granted 25,000 Tenure Options at $9.00 per share. Ian Dalziel was granted 25,000 Initial options at $14.50 per share, and Bert Kolde was granted 25,000 Tenure Options at $15.75 per share, in each case the fair market values of the stock on the date of grant.

         Initial Options granted under the Plan are subject to the terms of a stock option agreement, vest and become exercisable equally over three years beginning on the date of grant. The Tenure Options and COB Options vest equally over five years beginning on the date of grant. All options expire five years from the date of grant. Options granted under the Plan expire 90 days after the resignation of a director from the Board of Directors. The number of shares issuable under the Plan and the exercise price for options granted under the Plan are subject to adjustment as the result of stock splits, stock dividends, recapitalizations or mergers or other similar changes affecting the number of outstanding shares of Common Stock. No options may be granted under the Plan after the tenth anniversary of its adoption.

         During February, 1997, Kwang-I Yu, Hector Alcalde, Bert Kolde, Ian M. Dalziel, and Francis R. Santangelo were issued 25,000 options outside the Plan at $4.125 per share. Such options vest and become exercisable equally over three years beginning on the date of grant.

         Under the terms of a stock purchase agreement dated April 5, 1995 between the Company and Vulcan Ventures Incorporated ("Vulcan"), the Company agreed to cause one person designated by Vulcan to be nominated for election to the Board of Directors of the Company provided that Vulcan owns at least 1,000,000 shares of Common Stock. Mr. Kolde is Vulcan's nominee.

            INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

         WILLEM HUISMAN, 62, was appointed to the Company's Board of Directors in January 1997 and appointed Chairman of the Board in February 1997. He became President and Chief Executive Officer of the Company during October 1996 and has been with the Company since April 1996. Prior to joining the Company, Mr. Huisman held key positions at several large corporations. Most recently, he was Chairman of the Board of Management at RAET N.V., a Dutch corporation specializing in automation and software. Other previous positions include Chairman and CEO at Philips Communications Systems Division; Chairman and CEO at Philips Defense and Control Systems Division, Executive Vice President at AT&T Philips Joint Venture; and Managing Director of Telecommunications Cables at NFK Cable.

         KWANG-I YU, PH.D., 47, joined the Company as a member of the Board of Directors in June 1994. Dr. Yu, who received a Ph.D. in Computer Science from the California Institute of Technology, is President and Chief Executive Officer of Paracel, Inc., a leader in the development of genome data analysis and information service technologies. Prior to founding Paracel, Dr. Yu was a TRW Fellow.

         HECTOR ALCALDE, 63, joined the Company as a member of the Board of Directors in January 1994. In 1973, Mr. Alcalde founded the firm Alcalde & Fay, a government and public affairs consulting firm in Washington, D.C., and serves as its President and Chief Executive Officer. He has provided consulting services to numerous national and international organizations and has served on many public and corporate boards.

         BERT KOLDE, 43, was appointed to the Company's Board of Directors in June 1995. Mr. Kolde represents investor Paul Allen on a variety of business matters and has been a member of Allen's management team since 1985. Mr. Kolde serves as vice chairman of the Portland Trail Blazers, Oregon Arena Corporation, Football Northwest, and as director of Asymetrix Corporation, MetaTools, Inc., CyberSource Inc. and InfoModelers Inc. He served as president of Asymetrix Corporation through 1994, where he worked closely with Paul Allen on setting Asymetrix's overall corporate direction and product strategies, and overseeing their implementation. Before joining Asymetrix in 1985, Mr. Kolde was vice president of management reporting at Seafirst Corp., in Seattle. Mr. Kolde began his finance career with The Boeing Company. He holds a bachelor of business administration, finance, from Washington State University, and a master's degree in business from the University of Washington.

         IAN M. DALZIEL, 49, was appointed to the Company's Board of Directors in June 1996. Since 1992, Mr. Dalziel has served as Chairman of the Board at C.S.I., Inc. In addition, since 1989, Mr. Dalziel has also served as a Director of Lepercq-Amcur Fund N.V. and as Chairman at Continental Assets Trust PLC. He was a member of the European Parliament from 1979 to 1984.

         FRANCIS R. SANTANGELO, 64, was appointed to the Company's Board of Directors in January, 1997. Mr. Santangelo is an independent legal and financial consultant with over 30 years experience in the financial community. From 1959 to 1988, Mr. Santangelo was a principal in Francis R. Santangelo & Co., a specialist firm on the American Stock Exchange and is also a former member of the Board of Directors of the American Stock Exchange. Mr. Santangelo also served on the Company's Board from August 24, 1992 to July 8, 1993 and has been a consultant to the Company since February 1, 1996.

EXECUTIVE OFFICERS

         The following is a list of the current executive officers of the Company who do not serve on the Board of Directors:

         STEVEN H. GRANT, 37, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, joined the Company in July 1996. Prior to joining the Company, he served as Executive Vice President, Chief Financial/Administrative Officer and Treasurer for Silver King Communications, Inc. from 1992 to 1996. He also served as Director of Corporate Finance, Investor Relations and Assistant Treasurer at Home Shopping Network from 1989 to 1992.

         GREGORY L. BALTZER, 31, Executive Vice President, joined the Company in November 1995. Prior to joining the Company, Mr. Baltzer spent eight years with Brite Voice Systems where he most recently held the position of Vice President and General Manager.

         KENNETH M. CLINEBELL, 35, joined the Company in January 1994 and currently serves as Vice President of Finance and Controller. Prior to joining the Company, Mr. Clinebell spent five years at Kimmins Environmental Service Corp. of Tampa, where he held the position of Controller. Prior to Kimmins, Mr. Clinebell was with Laventhol & Horwath, CPAs for five years, where he held the position of Manager in the firm's audit and accounting division.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table and accompanying footnotes set forth information concerning ownership of the Company's Common Stock as of March 21, 1997. The table also shows information concerning beneficial ownership by all directors and nominees, by each of the current executive officers named in the Summary Compensation Table (the "Summary Compensation Table") that follows, and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of March 21, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                                                               NUMBER    PERCENT
NAME                                                         OF SHARES   OF CLASS
----                                                         ---------   --------
Alta Investissments SA (11) .............................    2,808,427    16.01%
  8 boulevard Emmanuel Servais
  L-2535 Luxembourg
Vulcan Ventures Incorporated (11) .......................    2,750,000    15.68%
  110-110th Avenue, N.E., Suite 530
  Bellevue, Washington 98004
RMS Limited Partnership (1) (11) ........................    2,415,945    13.78%
  50 West Liberty Street, Suite 650
  Reno, Nevada 89501
Willem Huisman (2) ......................................       75,000        *
Hector Alcalde (3) ......................................       35,000        *
Bert Kolde (4) ..........................................       21,666        *
Kwang-I Yu (5) ..........................................       45,000        *
Ian M. Dalziel (6) ......................................        8,333        *
Francis R. Santangelo (7) ...............................       28,333        *
Gregory L. Baltzer (8) ..................................       26,000        *
Steven H. Grant (9) .....................................       20,000        *
Kenneth M. Clinebell (10) ...............................       26,700        *
                                                             ---------    -----
All officers and directors as a group (nine persons) ....      286,032     1.63%


The following table sets forth information relating to the beneficial ownership of the Company's Series A Preferred Stock:

 NAME AND ADDRESS                                            NUMBER     PERCENT
OF BENEFICIAL OWNER                                         OF SHARES   OF CLASS
-------------------                                         ---------   --------
RMS Limited Partnership (1) (11) ........................     10,000     100.00%
  50 West Liberty Street, Suite 650
  Reno, Nevada 89501

* Represents less than 1 percent

            (1) RMS Limited Partnership is a limited partnership organized under the laws of the State of Nevada, the managing general partner of which is Crystal Diamond, Inc. Roy M. Speer is the sole stockholder of Crystal Diamond, Inc., and the non-managing general partner of RMS Limited Partnership. Richard W. Baker, as trustee under an InterVivos Trust agreement dated January 1, 1967, with Roy M. Speer, is a limited partner of RMS Limited Partnership. All or any portion of Series A Preferred Stock may be converted at any time, into shares of Common Stock at a conversion price of $4.76 per share. The shares of Series A Preferred Stock may be converted into 1,218,487 shares of Common Stock or approximately 6.2 percent of the class. Assuming conversion of all the outstanding shares of Series A Preferred Stock, RMS Limited Partnership would own 3,634,432 shares, representing approximately 18.5 percent of the class. Mr. Speer and Crystal Diamond, Inc. share beneficial ownership of the Common Stock and Series A Preferred Stock held by RMS Limited Partnership. Does not include 17,213 shares of Common Stock held by Richard
                  W. Baker, individually and as trustee for certain irrevocable trusts established for the benefit of certain members of Roy
                  M. Speer's family.

            (2) Does not include non-vested options to purchase 150,000 shares of Common Stock pursuant to the Company's Employee Stock Option and Restricted Stock Plan. Additionally, does not include 25,000 shares of Restricted Stock of which 12,500 shares are fully vested and issuable on February 28, 1998 and 12,500 shares are fully vested and issuable on February 28, 1999.

            (3) Does not include non-vested options to purchase 15,000 shares of Common Stock pursuant to the Company's Stock Option Plan for Outside Directors.

            (4) Does not include non-vested options to purchase 28,334 shares of Common Stock pursuant to the Company's Stock Option Plan for Outside Directors.

            (5) Does not include non-vested options to purchase 15,000 shares of Common Stock granted pursuant to the Company's Stock Option Plan for Outside Directors.

            (6) Does not include non-vested options to purchase 16,667 shares of Common Stock pursuant to the Company's Stock Option Plan for Outside Directors.

            (7) Does not include non-vested options to purchase 16,667 shares of Common Stock granted pursuant to the Company's Stock Option Plan for Outside Directors and 10,000 shares of Common Stock granted pursuant to the Company's Employee Stock Option and Restricted Stock Plan under the terms of a consulting agreement dated February 1, 1996 between the Company and Francis R. Santangelo.

            (8) Does not include non-vested options to purchase 64,000 shares of Common Stock pursuant to the Company's Employee Stock Option and Restricted Stock Plan. Additionally, does not include 2,280 shares of Restricted Stock of which 1,140 shares are fully vested and issuable on August 2, 1997 and 1,140 shares are fully vested and issuable on August 2, 1998 and 12,500 shares of Restricted Stock of which 6,250 shares are fully vested and issuable on February 28, 1998 and 6,250 shares are fully vested and issuable on February 28, 1999.

            (9) Does not include non-vested options to purchase 80,000 shares of Common Stock pursuant to the Company's Employee Stock Option and Restricted Stock Plan. Additionally, does not include 2,591 shares of Restricted Stock of which 1,295 shares are fully vested and issuable on August 2, 1997 and 1,296 shares are fully vested and issuable on August 2, 1998 and 12,500 shares of Restricted Stock of which 6,250 shares are fully vested and issuable on February 28, 1998 and 6,250 shares are fully vested and issuable on February 28, 1999.

            (10) Does not include non-vested options to purchase 14,000 shares of Common Stock pursuant to the Company's Employee Stock Option and Restricted Stock Plan. Additionally, does not include 1,865 shares of Restricted Stock of which 932 shares are fully vested and issuable on August 2, 1997 and 933 shares are fully vested and issuable on August 2, 1998 and 6,875 shares of Restricted Stock of which 3,437 shares are fully vested and issuable on February 28, 1998 and 3,438 shares are fully vested and issuable on February 28, 1999.

            (11) Tables do not reflect the issuance of the Series B Preferred Stock which closed on April 4, 1997 but which is described in the section titled "Certain Relationships and Related Transactions." Additionally, Primwest Holding N.V. is the controlling shareholder of Alta Investissments SA.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers, and persons who own more than 10 percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NASD. Such persons are required by the Commission's regulations to furnish the Company with copies of all Section 16 (a) reports which they file.

         Based solely on its review of the copies of such forms received by it with respect to fiscal 1996 or written representation from certain reporting persons, the Company believes that all filing requirements have been complied with that are applicable to its directors, officers, and persons who own more than 10 percent of the Company's Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During December, 1996, the Company prepaid $450,000 of the note payable with Alta (originally due in January, 1997). The prepayment was made in exchange for the abatement of certain interest associated with the amount due.

         During April, 1997, the Company completed a financing transaction with each of its three largest shareholders, Primwest Holding N.V., Vulcan Ventures Incorporated and RMS Limited Partnership (the "Financing"). Under the Financing, the Company created a new Series B Preferred Stock. Each of the three shareholders purchased 1,500 shares of such Series B Preferred Stock (total of 4,500) in exchange for $1,500,000 in cash (total of $4,500,000). The Series B Preferred Stock will accrue a cumulative dividend of 8% per annum, payable quarterly, when and as declared by the Company's Board of Directors. Additionally, the Series B Preferred Stock is subordinate to the Company's Series A Preferred Stock and has a liquidation preference equal to the original purchase price. The Series B Preferred Stock is convertible by the Company at any time prior to December 31, 1997 into new securities on the same terms as such securities may be offered to third parties. In the event the company does not effect a mandatory conversion of the securities, each shareholder will be entitled to convert the Series B Preferred Stock into common stock after December 31, 1998 at approximately $4.47 per share.

         Each of the three major shareholders described above also acquired warrants (the "Warrants") to purchase up to 150,000 shares of common stock each (total of 450,000 shares). Each Warrant will have an exercise price equal to:
(i) the current market of the Company's common stock is determined by the closing price of the common stock on the NASDAQ stock market on the day prior to the date of closing; plus (ii) a 25 percent premium or approximately $6.09 per share. Each Warrant will be exercisable at any time during the 5 year period commencing one year after the date of issuance.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table provides information on the compensation received by the Chief Executive Officer ("CEO") and the two other highly compensated executive officers (the "Executive Officers") for the four month transition period ended December 31, 1996 and the years ended August 31, 1996, 1995, and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                    ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                                    -------------------                   -------------------
                                                                           OTHER                                    ALL
                                                                           ANNUAL     RESTRICTED                   OTHER
                                         FISCAL                            COMPEN-       STOCK       OPTIONS/     COMPEN-
NAME AND PRINCIPAL POSITION               YEAR       SALARY      BONUS     SATION        AWARD         SARs        SATION
---------------------------              ------     --------   --------   ---------   ----------     --------    ---------
Willem Huisman (2) ....................   1996(1)   $ 66,667   $ 35,000   $      --    $      --      125,000    $      --
  President and Chief Executive Officer   1996      $ 83,335   $     --   $      --    $      --      100,000    $      --

Steven H. Grant (4) ...................   1996(1)   $ 39,663   $  5,000   $      --    $      --           --    $      --
  Executive Vice President, ...........   1996      $  8,173   $     --   $      --    $  15,865(3)   100,000    $      --
  Chief Financial Officer,
  Secretary and Treasurer

Gregory L. Baltzer (5) ................   1996(1)   $ 42,212   $ 40,000   $      --    $      --           --    $      --
  Executive Vice President ............   1996      $ 70,654   $ 10,000   $   6,481(6) $  13,961(3)    90,000    $      --

Kenneth M. Clinebell (7) ..............   1996(1)   $ 38,797   $ 10,000   $      --    $      --           --    $      --
  Vice President of Finance and .......   1996      $ 88,881   $ 25,000   $      --    $  11,432(3)        --    $      --
  Controller ..........................   1995      $ 82,269   $ 10,009   $      --    $      --       15,000    $      --
                                          1994      $ 46,712   $    330   $      --    $      --       25,700    $      --

Russell I. Pillar (8) .................   1996(1)   $ 56,615   $ 21,000   $      --    $      --           --    $      --
  Former President and ................   1996      $220,857   $140,000   $      --    $ 139,213           --    $      --
  Chief Executive Officer .............   1995      $166,846   $     --   $      --    $      --       45,000    $      --
                                          1994      $127,626   $ 30,000   $   7,296(6) $      --      510,000    $      --

Michael T. Felix (9) ..................   1996(1)   $     --   $     --   $      --    $      --           --    $      --
  Former Senior Vice President ........   1996      $149,882   $ 63,000   $      --    $  52,203           --    $      --
                                          1995      $134,365   $     --   $      --    $      --       25,740    $      --
                                          1994      $113,847   $ 19,500   $      --    $      --       75,000    $      --

John R. Hindman (9) ...................   1996(1)   $     --   $     --   $      --    $      --           --    $      --
  Former Senior Vice President and ....   1996      $167,510   $ 63,000   $      --    $  52,203      100,000    $      --
  Chief Operating Officer .............   1995      $128,219   $     --   $      --    $      --       27,740    $      --
                                          1994      $ 88,588   $ 19,500   $      --    $      --      105,000    $      --

Alan R. Donahue (10) ..................   1996(1)   $     --   $     --   $      --    $      --           --    $      --
  Former Senior Vice President ........   1996      $125,192   $     --   $  35,000(6) $      --      100,000    $      --

            (1) In September, 1996, the Board of Directors voted to change the Company's fiscal year from a year ending August 31 to a calendar year. For the purposes of the Summary Compensation Table, "1996(1)" refers to the four months ended December 31, 1996, and "1996", "1995" and "1994" refer to the fiscal years ended August 31, 1996, August 31, 1995 and August 31, 1994, respectively.

            (2) Mr. Huisman commenced employment with the Company in April 1996. As a result, no information regarding compensation prior to such date is provided herein.

            (3) Restricted stock granted in exchange for 15% of gross salary; vests 50% on August 2, 1997 and 50% on August 2, 1998.

            (4) Mr. Grant commenced employment with the Company in July 1996. As a result, no information regarding compensation prior to such date is provided herein.

            (5) Mr. Baltzer commenced employment with the Company in November, 1995. As a result, no information regarding compensation prior to such date is provided herein.

            (6)   Represents relocation expense reimbursement.

            (7) Mr. Clinebell commenced employment with the Company in January 1994. As a result, no information regarding compensation prior to such date is provided herein.

            (8) Mr. Pillar commenced employment with the Company in December 1993 and resigned during October, 1996. As part of his severance agreement, all restricted stock grants were automatically vested. As of August 31, 1996, the restricted stock had a fair market value of $96,077.

            (9) Mr. Felix and Mr. Hindman resigned from the Company in August, 1996 and as part of their severance agreements, all restricted stock grants were automatically vested. As of August 31, 1996, the restricted stock had a fair market value of $36,027.

            (10) Mr. Donahue commenced employment in October 1995. As a result, no information regarding compensation prior to such date is provided herein.

         The following table summarizes stock options granted to the Executive Officers in fiscal 1996. The amount shown as potentially realizable values of these options is based on assumed annual rates of appreciation in the price of the Company's Common Stock of 5 and 10 percent over the terms of the options and is not intended to forecast future appreciation of the Company's stock price:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                                                           ANNUAL RATES OF
                                                                    PERCENT OF                               STOCK PRICE
                                                                  TOTAL OPTIONS                            APPRECIATION FOR
                                                                   GRANTED TO     EXERCISE                  OPTION TERM(4)
                                              FISCAL    OPTIONS   EMPLOYEES IN    OR BASE  EXPIRATION  -----------------------
NAME AND PRINCIPAL POSITION                    YEAR    GRANTED(2)  FISCAL YEAR    PRICE(3)    DATE      5 PERCENT   10 PERCENT
---------------------------                   ------   ---------- -------------   -------- ----------  ----------   ----------
Willem Huisman .............................. 1996(1)    25,000        6.300%     $ 7.750   09/30/06   $  121,847   $  308,786
  President and Chief Executive Officer ..... 1996(1)   100,000       25.190%     $ 5.500   11/22/06   $  345,890   $  876,557
                                              1996      100,000        6.920%     $ 7.750   03/19/06   $  471,688   $1,195,304

Steven H. Grant ............................. 1996      100,000        6.920%     $ 6.875   07/29/06   $  432,361   $1,095,695
  Executive Vice President,
  Chief Financial Officer,
  Secretary and Treasurer

Gregory L. Baltzer .......................... 1996(1)    30,000        7.560%     $ 7.750   09/30/06   $  146,216   $  370,543
  Executive Vice President .................. 1996(1)    10,000        2.521%     $ 5.500   11/22/06   $   34,589   $   87,655
                                              1996       50,000        3.460%     $ 7.500   11/14/05   $  235,834   $  597,652

John R. Hindman ............................. 1996      100,000        6.920%     $14.500   06/13/06   $  911,891   $2,310,922
  Former Senior Vice President
  and Chief Operating Officer

Alan R. Donahue ............................. 1996      100,000        6.920%     $14.250   11/23/05   $  897,000   $2,271,000
  Former Senior Vice President


            (1) In September, 1996, the Board of Directors voted to change the Company's fiscal year from a year ending August 31 to a calendar year. For the purposes of the Option/SAR Grants table, "1996" refers to the fiscal year ended August 31, 1996 and "1996(1)" refers to the four months ended December 31,1996.

            (2) Under the terms of the Employee Stock Option and Restricted Stock Plan, the Compensation and Benefits Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice such options.

            (3) Options were granted at an exercise price equal to the closing price of the Common Stock on the date prior to the date of grant.

            (4) Potential realizable value is based on fair market value of stock on grant date compounded annually at the rates shown in column heading, for option term, less total exercise price. These rates of appreciation are mandated by the rules of the Securities Exchange Commission, and do not represent an estimate or projection of future prices for the Company's Common Stock.

         The following table summarizes the net value realized on the exercise of options in fiscal 1996, and the transition period, and the value of outstanding options as of August 31, 1996, and the transition period, for the named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                           VALUE OF UNEXERCISED
                                                   SHARES                    NUMBER OR UNEXERCISED         IN-THE-MONEY OPTIONS
                                       FISCAL    ACQUIRED ON    VALUE      OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END(2)
NAME                                   YEAR(1)    EXERCISE #   REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----                                   -------   -----------   --------    -----------  -------------   -----------  -------------
Willem Huisman ......................  1996(1)          --     $     --      50,000        175,000        $       --     $    --
                                       1996             --     $     --      25,000         75,000        $       --     $    --

Steven H. Grant .....................  1996(1)          --     $     --      20,000         80,000        $       --     $    --
                                       1996             --     $     --      10,000         90,000        $       --     $    --

Gregory L. Baltzer ..................  1996(1)          --     $     --      26,000         64,000        $       --     $    --
                                       1996             --     $     --      10,000         40,000        $       --     $    --

Kenneth M. Clinebell ................  1996(1)          --     $     --      21,700         19,000        $   40,612     $38,625
                                       1996             --     $     --      18,700         22,000        $   53,775     $71,250

Russell I. Pillar ...................  1996(1)          --     $     --          --             --        $       --     $    --
                                       1996             --     $     --     580,000             --        $2,393,000     $    --

Michael T. Felix ....................  1996(1)      29,840     $130,660.00       --             --        $       --     $    --
                                       1996        110,900     $532,157.62   29,840             --        $   99,550     $    --

John R. Hindman .....................  1996(1)          --     $     --     142,740         88,000        $  295,536     $13,500
                                       1996             --     $     --     134,740         96,000        $  411,119     $45,000

Alan Donahue ........................  1996(1)          --     $     --          --             --        $       --     $    --
                                       1996             --     $     --      20,000         80,000        $       --     $    --


            (1) In September, 1996, the Board of Directors voted to change the Company's fiscal year from a year ending August 31 to a calendar year. For the purposes of the Option/SAR Grants table, "1996" refers to the fiscal year ended August 31, 1996 and "1996(1)" refers to the four months ended December 31,1996.

            (2) Difference between the fair market value of the underlying Common Stock and the exercise price, for in-the-money options, on August 31, 1996 and December 31, 1996.

         On October 25, 1996, Russell I. Pillar resigned as the Company's President and Chief Executive Officer. On December 10, 1996, Mr. Pillar resigned from the Company's Board of Directors. In connection with his resignation, Mr. Pillar received the following: (i) severance of $230,000 payable in quarterly increments; (ii) six-month consulting agreement payable $19,167 per month commencing December, 1996; (iii) payment of accrued and unpaid vacation of $17,692; (iv) immediate vesting of restricted stock grants; and (v) relocation expense reimbursement not to exceed $6,000.

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Benefits Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving the compensation arrangements for each of the Company's executive officers and the individual managers reporting directly to the CEO and for granting of options to purchase shares of Common Stock under the Company's Employee Stock Option and Restricted Stock Plan. The goal of the Committee is to maintain executive compensation programs and policies which enable the Company to attract and retain the services of highly-qualified executives. Awards of incentive compensation in the form of discretionary cash bonuses and periodic grants of stock options and/or restricted stock grants are designed to reward and incent individual initiative and achievement.

SALARY

         In 1992 the Company undertook to establish a salary program in connection with William M. Mercer, Inc., a compensation consulting firm. They reviewed the salary practices of various industry groups in the local Tampa/St. Petersburg market, the southeastern region, and nationally. In addition, in July 1995, the Committee updated such study with additional work by Pearl Meyer Associates, which explored industry comparables in depth. Based on these studies, the Company established a salary grade matrix which includes matrices for merit and promotional increases which were set at the median compensation amounts identified in the study. Salaries paid to Executive Officers are based upon the Committee's subjective assessment of the nature of the position, individual and corporate performance, individual experience and expertise, attainment of specific performance-related targets, and Company tenure of the executive. All salary recommendations of the individuals reporting directly to the CEO are presented by the CEO to the Committee, which is responsible for approving or disapproving those recommendations.

INCENTIVE BONUS

         Near the beginning of each fiscal year, the Board asks the CEO to submit to the Committee a strategic and tactical plan for the coming fiscal year. Following each fiscal year, the CEO develops individual bonus recommendations for executives based upon the CEO's evaluation of each executive's contribution to the Company. No specific formula is used; however, the CEO and the Committee review factors which may include achieving specific objectives developed by the executive and the CEO relating to achievement of budgeted goals of revenue, profitability, new product development, cost containment, new customer development, and other similar factors. Such factors are linked to specific performance related targets and given specific weight.

         In January 1996, the Committee adopted a bonus plan for fiscal year linking targeted bonus amounts, determined as a percentage (ranging from 30% to 100%) of base salary, to the achievement of certain corporate objectives with a portion of each executive's targeted bonus allocable to achievement of the specific objectives. For the year ended August 31, 1996, these objectives included the achievement of certain financial, tactical and strategic goals including targeted revenue growth, increased cash flow and net income, new product development and improved realization on marketing efforts. Certain of such goals were achieved by the Company in fiscal 1996; however, due to the Company's failure to meet a number of financial goals, the Committee declined to award bonuses associated with those goals and reduced by approximately 50% the targeted bonuses payable under the Company's incentive bonus program for all other goals. The Committee determined on a subjective basis to increase or decrease the bonus amounts paid with respect to the goals achieved by the Company and in certain cases no bonuses were granted.

STOCK OPTIONS AND RESTRICTED STOCK

         The Committee is authorized to grant incentive and non-qualified stock options, as well as shares of restricted stock, to key employees of the Company, including executives. Such grants are intended to provide additional long-term incentive to key employees. No specific formula is used to determine grants made to any particular person (including executives); however, grants are based generally on factors such as the length of employment, promotion, contribution toward Company performance, and expected contribution toward meeting long-term strategic goals of the Company, together with a review of outstanding options or restricted stock grants. The Company has adopted guidelines regarding appropriate stock option grants for employees. Option grants typically vest over a five-year period and expire at the end of ten years. The number of stock options granted during the year ended August 31, 1996 to executive officers other than the Chief Executive Officer was based upon the recommendation of the Chief Executive Officer's subjective evaluation of the contribution of such officers to the Company during the fiscal year. The number of stock options granted during the year ended August 31, 1996 to the Chief Executive Officer was based on the recommendation of the Compensation Committee after consideration of the Chief Executive Officer's base salary and the Compensation Committee's subjective evaluation of the contribution of the Chief Executive Officer to the Company during the fiscal year. During fiscal 1996, Russell I. Pillar, former Chief Executive Officer ("Former CEO"), was granted 15,686 shares of restricted stock. Additionally John R. Hindman and Michael T. Felix were each granted 5,882 shares of restricted stock.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Compensation of Russell I. Pillar, (the "Former CEO") was determined based on negotiations by the Former CEO and the Compensation Committee and ratified by the Board of Directors. The Chairman of the Board and the Compensation Committee considered the compensation studies, among other factors, as a basis for determining the Former CEO's compensation package. The Former CEO was also eligible for the payment of a discretionary annual bonus for achieving revenue and other performance criteria.

         For fiscal 1996, the Former CEO was paid a bonus at a reduced level consistent with the methodology described above in an amount equal to approximately 15% of his base salary. The Committee determined that while the Company achieved certain financial, strategic and tactical goals identified for the fiscal year, the overall performance of the Company did not warrant the payment of the Former CEO's targeted bonus amount of 100% of base salary. (No options were granted to the Former CEO during fiscal 1996.) Following the end of the fiscal year, Mr. Pillar resigned as CEO of the Company and Willem Huisman was named the Current Chief Executive Officer ("Current CEO"). For fiscal 1996, the Current CEO's compensation was determined in a manner similar to that of the Former CEO. During fiscal 1996, the Current CEO was granted 100,000 options to purchase the Company's Common Stock at an exercise price of $7.75 per share. Additionally, during the four months ended December 31, 1996, the Current CEO was granted 125,000 options to purchase the Company's Common Stock at an exercise price of between $5.50 and $7.75 per share. No restricted stock was granted to the Current CEO during the year ended August 31, 1996 and the four months ended December 31, 1996.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

         Section 162(m) of the Internal Revenue code, enacted in 1993, generally disallows tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated Executive Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to consider the provisions of Section 162(m) in connection with the performance-based portion of the compensation of its executives (which currently consists of stock option grants, restricted stock grants, and annual bonuses described above); however, the Committee does not necessarily intend to structure compensation to its executives to avoid disallowance of any tax deductions in the future in light of the Company's current net operating losses and the necessity to meet all of the requirements imposed by Section 162(m) and the proposed regulations thereunder for compensation fully to be deductible for federal income tax purposes.

                           Members of the Compensation and Benefits Committee

                           Kwang-I Yu, Chairman
                           Hector Alcalde
                           Ian M. Dalziel

STOCK PERFORMANCE GRAPH

         The following graph compares the Company's cumulative stockholder return on its Common Stock since its spin-off from Home Shopping Network, Inc., on July 31, 1992, through December 31, 1996, with the return on the NASDAQ Market Index and the NASDAQ Computer Index. To date, no dividends have been paid with respect to the capital stock of the Company.

                                   (GRAPH)

                  -----------------------------------------------------------------------------------------------
                                            7/31/92   8/31/92    8/31/93   8/31/94   8/31/95   8/31/96   12/31/96
                  -----------------------------------------------------------------------------------------------
                  Precision Systems, Inc.   $100.00   $ 35.00    $215.00   $122.50   $285.00   $245.00    $200.00
                  NASDAQ Stock Index        $100.00   $ 96.94    $127.89   $133.11   $179.26   $202.13    $231.15
                  NASDAQ Computer Index     $100.00   $ 96.06    $110.51   $115.18   $202.26   $241.54    $273.03
                  -----------------------------------------------------------------------------------------------

Assumes $100 invested at the close of trading on July 31, 1992.

         The stock price performance information shall not be deemed incorporated by reference by any general statement incorporating this proxy into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

                PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

                             ELECTION OF DIRECTORS
                                    (ITEM I)

         The Directors are elected annually by the stockholders of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected. It is intended that proxies granted by stockholders in the form enclosed will be voted, unless otherwise directed, in favor of electing the following persons as Directors: Willem Huisman, Kwang-I Yu, Hector Alcalde, Bert Kolde, Ian M. Dalziel and Francis R. Santangelo. In the event any nominee named herein for election as a Director at the Annual Meeting is not available or willing to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as well as for the other persons named herein. All of the nominees, with the exception of Mr. Dalziel, Mr. Huisman, and Mr. Santangelo, were elected by the shareholders at the Company's last Annual Meeting to serve as Directors of the Company until the Annual Meeting for fiscal year 1996 or until their successors were elected. Mr.
Dalziel was appointed a Director by the Board of Directors on June 13, 1996, Mr. Huisman and Mr. Santangelo were appointed Directors by the Board of Directors on January 30, 1997.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
                THE ELECTION OF THE SIX INDIVIDUALS NAMED ABOVE.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters which are likely to be presented for action at the Annual Meeting. If any matters properly come before the meeting, however, Steven H. Grant, Secretary of the Company and Willem Huisman President and Chief Executive Officer, and the proxy agents named in the enclosed proxy, will vote on such matters in accordance with their best judgment.

         Any proposal which a stockholder intends to present at the Annual Meeting of Stockholders for fiscal 1997 must be received by the Company by January 10, 1998, in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                    By the Order of the Board of Directors,


                                    /s/ Steven H. Grant


                                    Steven H. Grant
                                    Secretary

April 15, 1997
St. Petersburg, Florida

                                                                       APPENDIX

                           PRECISION SYSTEMS, INC.

                             Revocable Proxy for
                     May 16, 1997 Meeting of Shareholders
                                 Common Stock

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           PRECISION SYSTEMS, INC.

   The undersigned hereby appoints Steven H. Grant, Secretary of Precision Systems, Inc. and Willem Huisman, President and CEO of Precision Systems, Inc. (the "Company"), proxy with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Meeting of Shareholders of the Company to be held at The Summit Conference Center, ICOT Center, 13575 58th Street North, Clearwater, Florida 34620, at 2:00 p.m. Eastern Time on May 16, 1997, or at any adjournment thereof, as follows, hereby revoking any proxy previously given.

   1.  Election of Directors

       [ ]  FOR the nominees listed below (except        [ ] WITHHOLD AUTHORITY
            as marked to the contrary below)

   (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line though the nominee named in the list below.)

       Willem Huisman    Kwang-I Yu    Ian M. Dalziel    Hector Alcalde
                     Bert Kolde    Francis R. Santangelo

   2. To act upon, as determined in the best judgement of the Secretary and the President and CEO of the Company who will serve as proxy agents, such other matters as may properly come before the annual meeting.

               [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

                          (Continued on other side)






                         (Continued from other side)

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2

   Shares represented by this proxy will be voted as directed by the shareholder. If no direction is supplied, the proxy will be voted "FOR" proposals 1 and 2.

   All as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

                                      Dated, _____________________ 19_________

                                      ________________________________________
                                      Signature

                                      ________________________________________
                                      Signature

                                      (Please sign exactly as name appears at
                                      left. If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.)

                                            Votes MUST be indicated [X] in
                                                 Black or Blue Ink.